Exhibit 5.1

Darren K. DeStefano

T: +1 703 456 8034

ddestefano@cooley.com

May 22, 2015

Luna Innovations Incorporated

301 First Street, SW, Suite 200

Roanoke, Virginia 24011

Ladies and Gentlemen:

We have represented Luna Innovations Incorporated, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 11,399,250 shares (the “2006 EIP Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP”), (ii) 127,442 shares (the “2000 API Plan Shares”) of Common Stock pursuant to the Advanced Photonix, Inc. 2000 Stock Option Plan (the “2000 API Plan”) and (iii) 442,192 shares (together with the 2006 EIP Shares and the 2000 API Plan Shares, the “Shares”) of Common Stock pursuant to the Advanced Photonix, Inc. 2007 Equity Incentive Plan (together with the 2006 EIP and the 2000 API Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Certificate of Designations of Series A Convertible Preferred Stock, (d) the Plans and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

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